exhibit 99.1

PRESS RELEASE

MEDecision Carl Smith (610) 540-0202 Carl.Smith@MEDecision.com	The Ruth Group Stephanie Carrington / Denise Roche (646) 536-7017 / 7008 scarrington@theruthgroup.com droche@theruthgroup.com

MEDecision Reports Fourth Quarter and
Full Year 2006 Financial Results

WAYNE, PA — March 8, 2007 — MEDecision, Inc. (NASDAQ: MEDE), a provider of software, services and clinical content to healthcare payers today announced financial results for the fourth quarter and year ended December 31, 2006 and reconfirmed annual guidance for 2007.

Total revenue for the fourth quarter 2006 was $10.7 million, compared to $14.3 million for the fourth quarter of 2005.  The revenue by category for the fourth quarter of 2006 was as follows: Subscription, maintenance and transactions fees of $5.8 million; Term license revenue of $1.4 million; and Professional services revenue of $3.5 million.

Gross margin for the fourth quarter 2006 was $6.7 million with gross margin as a percentage of revenue of 62.8%, compared to gross margin of $9.7 million with gross margin as a percentage of revenue of 68.0% in the fourth quarter of 2005.

Operating expenses for the fourth quarter 2006 were $8.7 million, compared to $7.1 million for the fourth quarter 2005.  The year-over-year variance in operating expenses reflected the Company’s planned increase in research and development expenditures in 2006 that resulted in research and development expense in the fourth quarter of 2006 of $2.2 million, compared to $0.7 million in the fourth quarter of 2005.

The operating loss for the fourth quarter 2006 was $2.0 million, compared to operating income of $2.6 million in the fourth quarter 2005.  The year-over-year decrease reflected lower than anticipated revenue and higher research and development expenditures in the fourth quarter of 2006.

Included in operating expenses for the fourth quarter 2006 was $0.2 million of stock compensation expense under SFAS123R, “Accounting for Stock Based Compensation.” Prior to 2006, the Company recorded stock compensation expense under the provisions of APB 25, “Accounting for Stock Issued to Employees,” as the excess, if any, of the fair market value of the common stock at the date of grant over the exercise price of the option.

The Company recorded a non-cash charge of $6.2 million in the fourth quarter of 2006 primarily related to the final accounting for the conversion option embedded in the preferred stock that was outstanding prior to its initial public offering (“IPO”). Such expenses will not be recorded subsequent to the date of the IPO since all preferred stock was converted to common stock at that time.  At December 31, 2006, the Company also increased its deferred tax asset allowance to provide for a complete reserve against its deferred tax asset.  As a result, the Company incurred a non-cash tax provision of $6.8 million during the fourth quarter of 2006.

For the three months ended December 31, 2006, the Company reported a net loss available to common shareholders of $19.5 million, or $2.69 per basic and diluted share based on weighted average shares outstanding of 7.2 million shares. Net income available to common shareholders for the three-month period ended December 31, 2005 was $8.8 million, or $0.63 per diluted share based on 14.6 million weighted average shares outstanding.

Total revenue for the year ended December 31, 2006 was $44.2 million, a 14.5% increase compared to $38.6 million for the year ended December 31, 2005.  The revenue by category for the full year 2006 was as follows: Subscription, maintenance and transactions fees of $22.1 million; Term license revenue of $8.8 million; and Professional services revenue of $13.3 million.

Gross margin for the full year 2006 was $29.0 million with gross margin as a percentage of revenue of 65.7%, up from $23.3 million for the full year 2005 with gross margin as a percentage of revenue of 60.3%.

The operating loss for the full year 2006 was $2.1 million, compared to operating income of $3.2 million for the year ended December 31, 2005.  The year-over-year decrease was attributable in part to the planned increase in research and development expenditures in 2006.

The Company recorded a non-cash charge of $8.6 million for the year ended December 31, 2006 primarily related to the final accounting for the conversion option embedded in the preferred stock that was outstanding prior to its IPO.  For the year ended December 31, 2005, the similar non-cash charge was $0.7 million.  At December 31, 2006, the Company also increased its deferred tax asset allowance to provide for a complete reserve against its deferred tax asset.  As a result, the Company incurred a non-cash tax provision in 2006 of $6.7 million, compared to a tax benefit in 2005 of $6.5 million.

Lastly for 2006, the Company recorded $8.1 million of accretion related to the convertible and redeemable preferred shares as compared to $4.0 million for 2005.

For the full year ended December 31, 2006, the Company reported a net loss available to common shareholders of $25.9 million, as compared to net income available to common shares for the full year ended December 31, 2005 of $4.7 million.

Cash and cash equivalents at December 31, 2006 were $17.4 million.

In December 2006, MEDecision completed its initial public offering of 4,700,000 shares of common stock at a price of $10.00 per share, 3,300,000 shares of which were sold by the Company and the remainder by selling shareholders, for net proceeds to the Company of $26.4 million after offering expenses.  The Company used $9.5 million of the net proceeds from the offering to fund a dividend to Series B and C convertible preferred shareholders.

MEDecision founder and chief executive officer David St.Clair said, “As discussed on January 17th, our fourth quarter results reflect lower than anticipated term license revenue given the traditional variability of closing term license contracts.  While our fourth quarter results were disappointing, for the full year 2006 we achieved double digit revenue growth.  During the first quarter of 2007, we implemented our 2007 initiatives to focus on increasing our recurring revenue streams.  Two multidisciplinary teams were established to enhance collaboration with providers and drive adoption of the Patient Clinical Summary, our payer-based electronic health record.”

Other Developments

In February 2007, MEDecision outlined its 2007 initiatives to drive adoption of health information exchange among patients, payers and providers.  The Company established two multidisciplinary teams to expand physician adoption of Patient Clinical Summaries.  The Center for Collaborative Health addresses workflow process requirements to ensure that patient information is fully utilized by providers at the point of care.  The Interoperability Competency Center is chartered with facilitating an open technology platform for the exchange of health information with providers and customers.

In February 2007, MEDecision entered into a unique collaboration with Medem, Inc. to combine healthplan information with the physician-payer relationship to deliver a transportable personal health record through a payer-provider partnership.  MEDecision will deliver its Patient Clinical Summary to patients and their physicians through iHealth, Medem’s secure, interactive and fully transportable online personal health record.

The Company announced today that its executive vice president of client solutions Danielle Russella will be leaving the Company March 31, 2007. The Company will begin an executive search for a new head of client solutions immediately. In the interim, president and chief operating officer John Capobianco and the vice president of sales will lead MEDecision’s sales team as the Company continues to pursue opportunities to grow the business and pipeline.

Guidance

The Company is reiterating its 2007 guidance for total revenue of between $56.0 million and $58.0 million. Based on the low end of the range, the Company anticipates that operating income for the full year 2007 will be approximately breakeven, with positive net income after accounting for interest income.

For the first quarter 2007, the Company expects Subscription, maintenance and transaction fees to be $5.6 million and Professional fees to be $2.5 million, each consistent with the lower end ($9.6 million) of the Company’s previously-issued total revenue guidance.  The Company is currently engaged in active negotiations with customers and potential customers on term license deals that, if completed, could generate term license revenue for the quarter also consistent with the Company’s previously-issued guidance of $1.5 million. As a software company, however, term license revenue is determined during the last few weeks of the quarter, and the Company is not able to predict at this time its term license revenue for the first quarter. If the Company were to meet the $9.6 million guidance level for the first quarter of 2007, the Company would still expect to record a net loss in the first quarter of between $2.5 million and $3.0 million.

The Company’s weighted average shares outstanding for the first quarter of 2007 and for the full year 2007 are expected to be approximately 14.9 million shares, subject to adjustments for issuance of common stock during the respective periods.

The Company’s 2007 guidance includes non-cash stock compensation expense at its current quarterly level of $0.2 million. The assumptions underlying the calculation to forecast stock compensation expense, most notably stock price volatility, do not allow the Company to forecast such expense within reasonable ranges.

Conference Call

MEDecision will also host a Web cast and conference call at 9:00 am ET on March 8, 2007 to discuss the fourth quarter 2006 and full year financial results.  A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-4018 for domestic callers, and (201) 689-8471 for international callers.

A recording of the conference call will remain available on MEDecision’s Web site through March 22, 2007.  A telephonic replay of the call will be available until March 15, 2007.  The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers.  Please use account number 3055 and conference ID number of 233797.

About MEDecision

Founded in 1988, MEDecision provides healthcare payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ healthcare. A provider of Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance.

Forward-Looking Statements

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, expectations regarding financial performance, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the various risks described in the “Risk Factors” section and elsewhere in the Company’s Prospectus dated December 13, 2006 relating to its initial public offering. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. MEDE-E

MEDecision, Inc.
Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)			(as restated)
Revenue
Subscription, maintenance & transaction fees	$5,779	$6,226	$22,090	$17,187
Term license revenue	1,375	2,862	8,778	9,729
Professional services	3,516	5,235	13,341	11,680
	10,670	14,323	44,209	38,596
Costs of revenue
Subscription, maintenance & transaction fees	2,081	2,117	7,641	8,163
Term license revenue	518	878	1,722	1,653
Professional services	1,371	1,588	5,806	5,499
	3,970	4,583	15,169	15,315
Gross margin
Subscription, maintenance & transaction fees	3,698	4,109	14,449	9,024
Term license revenue	857	1,984	7,056	8,076
Professional services	2,145	3,647	7,535	6,181
	6,700	9,740	29,040	23,281
Operating expenses
Sales and marketing	2,842	2,444	10,534	7,778
Research and development	2,217	676	8,045	2,627
General and administrative	3,616	3,980	12,520	9,707
Total operating expenses	8,675	7,100	31,099	20,112

(Loss) income from operations	(1,975)	2,640	(2,059)	3,169
Loss (gain) on change in fair value of redeemable convertible preferred stock conversion options	6,202	(299)	8,615	694
Interest expense, net	179	100	466	274
(Loss) income before (provision) benefit for income taxes	(8,356)	2,839	(11,140)	2,201
(Provision) benefit for income taxes	(6,825)	6,630	(6,677)	6,491
Net (loss) income	(15,181)	9,469	(17,817)	8,692
Accretion of convertible preferred shares and redeemable convertible preferred shares	(4,269)	(684)	(8,068)	(3,994)
(Loss) income available to common shareholders	$(19,450)	$8,785	$(25,885)	$4,698
(Loss) income available to common shareholders, basic	$(2.69)	$2.70	$(5.62)	$1.45
(Loss) income available to common shareholders, diluted	$(2.69)	$0.63	$(5.62)	$0.66
Weighted average shares used to compute (loss) income available to common shareholders per common share, basic	7,238	3,249	4,605	3,229
Weighted average shares used to compute (loss) income available to common shareholders per common share, diluted	7,238	14,603	4,605	14,144

MEDecision, Inc.
Balance Sheet

	December 31,
	2006	2005
		(as restated)
Assets
Current assets
Cash and cash equivalents	$17,408	$2,447
Accounts receivable, net of allowance for doubtful accounts of $52 and $55, respectively	9,975	10,363
Prepaid expenses	1,085	630
Other current assets	116	150
Deferred income taxes	—	2,776
Total current assets	28,584	16,366

Property and equipment
Computer equipment and software	7,384	10,434
Leasehold improvements	3,324	2,032
Office equipment and furniture	1,887	1,363
	12,595	13,829
Less accumulated depreciation and amortization	(4,116)	(7,216)
Net property and equipment	8,479	6,613

Capitalized software, net of accumulated amortization of $6,909 and $6,091, respectively	3,857	3,274
Other assets	460	341
Deferred income taxes	—	5,689
Total assets	$41,380	$32,283

Liabilities, Convertible Preferred Stock,
Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficiency)
Current liabilities
Current portion of capital lease obligations	$1,773	$1,162
Note payable and current portion of long-term note payable	388	100
Accounts payable	2,554	2,006
Accrued payroll and related costs	1,111	1,803
Other accrued expenses	1,799	1,826
Conversion option on the convertible preferred stock and the convertible redeemable preferred stock	—	1,289
Deferred license and maintenance revenue	7,482	8,407
Deferred professional services revenue	2,180	544
Total current liabilities	17,287	17,137

Long-term liabilities
Capital lease obligations	2,557	2,440
Note payable	—	75
Deferred rent	2,380	1,510
Deferred tax liability	—	1,720
Deferred license and maintenance revenue, net of current	691	666
Other long-term liabilities	—	22
Total long-term liabilities	5,628	6,433

Commitments and contingencies	—	—

Series B redeemable convertible preferred stock	—	28,545
Series C redeemable convertible preferred stock	—	18,570

Stockholders’ equity (deficiency)
Series A convertible preferred stock	—	6,298
Common stock	104,099	13,631
Additional paid in capital - beneficial conversion feature	—	1,418
Accumulated deficit	(85,634)	(59,749)
Total stockholders’ equity (deficiency)	18,465	(38,402)

Total liabilities, convertible preferred stock, redeemable
convertible preferred stock and stockholders’ equity (deficiency)	$41,380	$32,283